Exhibit 99.1

For Immediate Release

SOLO APPOINTS GEORGE CHAPPELLE CHIEF OPERATING OFFICER

HIGHLAND PARK, Ill., October 14, 2009 – Solo Cup Company (the “Company”), a leading provider of single-use products used to serve food and beverages, today announced George Chappelle will be joining the Company as its new Chief Operating Officer. In this newly created executive leadership role, Mr. Chappelle will directly manage the Company’s operations, helping Solo to further optimize productivity, advance operational methodology and improve efficiency.

Mr. Chappelle, 48, was previously employed by Sara Lee Corporation where he held senior leadership positions in operations and information technology. Most recently, he was responsible for all manufacturing, engineering, quality assurance, food safety, customer service, engineering, logistics, warehousing and continuous improvement for the Sara Lee North American Retail and Foodservice businesses. Mr. Chappelle was chief information officer at H.J. Heinz Company prior to his tenure at Sara Lee. Earlier in his career, he gained international experience in information technology leadership roles with Asea Brown Boveri and The Gillette Company prior to its acquisition by Proctor & Gamble.

“We are pleased to bring on board someone with George Chappelle’s experience, qualifications and leadership ability,” said Robert M. Korzenski, president and chief executive officer of Solo Cup Company. “His comprehensive operations, supply chain and technology experience, as well as his demonstrated focus on customers, will be an important addition to our management team.”

Mr. Chappelle holds a bachelor’s degree from Westfield State College in Westfield, Mass., and a master’s degree from Lesley College in Cambridge, Mass.

Solo Cup Company is a $1.8 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in paper, plastic, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart® and Bare™ by Solo® names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

Media Contact:	Analyst Contact:
Angie Chaplin Gorman, 847-579-3503	Bob Koney, 847-579-3201
angie.gorman@solocup.com	robert.koney@solocup.com